Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185206) pertaining to the Eaton Personal Investment Plan of our report dated June 24, 2025, with respect to the financial statements of the Eaton Personal Investment Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2024 and 2023.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio
June 24, 2025